Exhibit 99.1

8x8 Appoints Dave Sipes as CEO

CAMPBELL, Calif. — December 10, 2020 — 8x8, Inc. (NYSE: EGHT), a leading integrated cloud communications platform provider, today appointed Dave Sipes as Chief Executive Officer and member of the board of directors. The company also reaffirmed guidance for the third quarter and full-year fiscal 2021.

Sipes was most recently COO of RingCentral, where he led go-to-market, product, and engineering and was instrumental in the 12-year growth trajectory of the company from $10M to over $1B in revenue.

Former CEO Vik Verma will assist the transition in an advisory role after leading the company for seven years—through both a product and business model transformation—and building an over $500M SaaS business, adding more than $1.5B in market capitalization. Jaswinder Pal Singh will become the company’s Chairman of the Board. Singh replaces former chairman Bryan Martin, who will continue to serve on the 8x8 board. Vik Verma has retired from the board of directors.

“8x8 is participating in one of the biggest SaaS markets today, cloud communications. We believe Dave, with his operational expertise, strong industry background, and world-class go-to-market leadership, is the right leader at the right time to fully realize our potential,” stated Jaswinder Pal Singh, 8x8 Chairman of the Board. “We’re thrilled to have Dave take the helm at 8x8 and are excited about our future. I’d also like to thank Vik Verma, on behalf of the board of directors, our 1,700+ team members and thousands of dedicated resellers, and recognize the incredible contributions and leadership role he has played over the past seven years to get us to this point.”

“I am looking forward to leading 8x8. It’s one of a select SaaS businesses to reach half a billion dollars in revenue with a strong and expanding customer base,” said Dave Sipes. “The cloud and work-from-home are transforming business communications for every employee and customer touchpoint, and have become a critical focal point for building competitive advantage for businesses today. 8x8 is well positioned with its Open Communications Platform™, which provides a wide breadth of integrated communication tools to power businesses’ critical cloud communications needs. This company has the opportunity to be central to the transformation of work.”

The company is reaffirming its guidance for the third quarter of fiscal 2021 ending December 31, 2020 and the full-year fiscal 2021 ending March 31,2021, that was previously provided on October 28, 2020.

Q3 and F2021 Financial Outlook:

Third Quarter Fiscal 2021 Financial Outlook Ending December 31, 2020:

•	Total Revenue guidance in the range of $132.0 million to $133.0 million, representing approximately 11% to 12% year-over-year growth.

•	Service Revenue guidance in the range of $124.0 million to $125.0 million, representing approximately 12% to 13% year-over-year growth.

•	Non-GAAP Pre-Tax Loss guidance of approximately $3.0 million.

Full-Year Fiscal 2021 Financial Outlook Ending March 31, 2021:

•	Total Revenue guidance in the range of $519.0 million to $522.0 million, representing approximately 16% to 17% year-over-year growth.

•	Service Revenue guidance in the range of $489.0 million to $492.0 million, representing approximately 18% to 19% year-over-year growth.

•	Non-GAAP Pre-Tax Loss guidance of approximately $16.0 million.

Please note the company does not reconcile its forward-looking estimates of non-GAAP Pre-Tax Income (Loss) to the corresponding GAAP measures of GAAP Net Income (Loss) due to the significant variability of, and difficulty in making accurate forecasts and projections with regards to, the various expenses it excludes. For example, although future hiring and retention needs may be reasonably predictable, stock-based compensation expense depends on variables that are largely not within the control of nor predictable by management, such as the market price of 8x8 common stock, and may also be significantly impacted by events like acquisitions, the timing and nature of which are difficult to predict with accuracy. Similarly, impairments and other items are difficult to predict as they may depend on future events and external factors outside the company’s control. The actual amounts of these excluded items could have a significant impact on the company’s GAAP Pre-Tax Income (Loss). Accordingly, management believes that reconciliations of this forward-looking non-GAAP financial measure to the corresponding GAAP measure are not available without unreasonable effort.

New Employee Inducement Grants

Mr. Sipes was granted restricted stock units (RSUs) for up to 469,728 shares of the company’s common stock and performance stock units (PSUs) for up to 939,456 shares of the company’s common stock. The RSUs and PSUs will vest over periods of three years, subject to Mr. Sipe’s continuing employment or other association with 8x8 or any of its subsidiaries and, in the case of the PSUs, subject to the achievement of certain performance criteria. The awards were approved by a majority of 8x8’s independent directors as material inducements to Mr. Sipes’ hiring, in accordance with New York Stock Exchange Rule 303A.08 and 8x8’s 2017 New Employee Inducement Incentive Plan.

About 8x8, Inc.

8x8, Inc. (NYSE: EGHT) is transforming the future of business communications as a leading Software-as-a-Service provider of voice, video, chat, contact center, and API solutions powered by one global cloud communications platform. 8x8 empowers workforces worldwide to connect individuals and teams so they can collaborate faster and work smarter. Real-time business analytics and intelligence provide businesses unique insights across all interactions and channels so they can delight end-customers and accelerate their business. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter and Facebook.

8x8® and 8x8 X Series™ are trademarks of 8x8, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about 8x8’s finances, operations, and products, including third quarter and full fiscal year guidance, future growth in Cloud and work-from-home industry trends, and Open Communication Platform. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties including, but not limited to: market acceptance of and customer demand for new or existing services and features; competition in the markets we compete; the impact of economic downturns on us and our customers, including the impacts of the COVID-19 pandemic. See our “Risk Factors” in the company’s reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time-to-time with the Securities and Exchange Commission for a full discussion of such risks and uncertainties. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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8x8, Inc. Contacts:

Media:

John Sun, 1-408-692-7054

john.sun@8x8.com

Investor Relations:

Victoria Hyde-Dunn, 1-669-333-5200

victoria.hyde-dunn@8x8.com